EXHIBIT (a)(3)(i)


                    Corona Investments Corporation Announces
       Offer to Purchase First City Liquidating Trust Class C Certificates

     HOUSTON--(BUSINESS WIRE)--Sept. 10, 2001--This announcement is neither an offer to purchase nor a solicitation of an offer to sell Certificates (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase dated August 31, 2001 and the related Letter of Transmittal and is being made to holders of Certificates. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer or the acceptance of Certificates pursuant thereto is prohibited by an administrative or judicial action or by any valid state statute. If, after a good faith effort by the Purchaser, it cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Certificates in such state.


                      Notice of Offer to Purchase for Cash
                       A Minimum of a 175,000 Outstanding
                                     Class C
                        Beneficial Interest Certificates
                                       of
                          First City Liquidating Trust
                                       at
                               $1.50 Net Per Share
                                       by
                         Corona Investments Corporation

     Corona Investments Corporation, (the "Purchaser"), is offering to purchase a minimum of 175,000 issued and outstanding Class C Beneficial Interest Certificates of First City Liquidating Trust, (the "Trust"), at a purchase price of $1.50 per share (the "Certificates") net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase dated August 31, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON OCTOBER 5, 2001, UNLESS THE OFFER IS EXTENDED.

     For purposes of the Offer, Purchaser will be deemed to have accepted for purchase Certificates validly tendered and not properly withdrawn when Purchaser accepts for payment of such Certificates. Upon the terms and subject to the conditions of the Offer, payment for Certificates purchased pursuant to the Offer will be made. Under no circumstances will Purchaser pay interest on the purchase price for Certificates, regardless of any delay in making such payment. In all cases, Purchaser will pay for the Certificates tendered and accepted for payment pursuant to the Offer only after timely receipt of (i) the Letter of Transmittal, properly completed and duly executed and (ii)

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any other documents required under the Letter of Transmittal. In case the tender is oversubscribed  by the holders of the Certificates,  the Purchaser is willing
to  purchase  all   Certificates   presented   for  tender  by  the  holders  of
Certificates.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the applicable rules of the Securities and Exchange Commission), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, by giving oral or written notice of such extension. During any such extension, all Certificates previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder to withdraw such Certificates.

     Tenders of Certificates made pursuant to the Offer are irrevocable, except that such Certificates may be withdrawn at any time prior to the expiration date or payment by the Purchaser. For a withdrawal of Certificates to be effective, notice of this fact will be given to the Purchaser.

     Tender of Certificates constitutes a taxable event for the holders of such Certificates. The applicable tax consequences of such tender varies depending on the length of time each Certificate is held by the individual holder as discussed in the Offer to Purchase. Holders should consult their tax advisor regarding the tax consequences of the tender of Certificates.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Trust has provided the Purchaser with a list of holders of Certificates and all the Offer materials will be sent to the record holders of the Certificates.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

     Any  questions  or  requests  for  assistance  should  be  directed  to the
Purchaser:

    Corona Investments Corporation
    Attn: Anthony De Benedictis
    4900 Woodway Suite 650
    Houston, TX 77056
    Tel: 877/966-3268
    Fax: 713/621-8027

    CONTACT: Corona Investments Corporation, Houston
             Anthony De Benedictis, 877/966-3268
             Fax: 713/621-8027